UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 20, 2023

Edesa Biotech, Inc.

(Exact Name of Registrant as Specified in its Charter)

British Columbia, Canada	001-37619	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Spy Court Markham, Ontario, Canada L3R 5H6
(Address of Principal Executive Offices)

(289) 800-9600

Registrant’s telephone number, including area code

N/A

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Shares	EDSA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

As previously disclosed, on October 12, 2023, Edesa Biotech, Inc. (the “Company”) entered into a binding commitment letter with Dr. Pardeep Nijhawan, MD, the Company’s Chief Executive Officer, Secretary and member of the Board of Directors of the Company, related to a $10 million USD revolving credit facility agreement. Effective October 20, 2023, the Company entered into a Credit Agreement (the “Credit Agreement”) with Pardeep Nijhawan Medicine Professional Corporation (the “Lender”), an entity controlled by Dr. Nijhawan, providing for an unsecured revolving credit facility (the “Facility”) in the principal amount of up to $10 million (the “Line of Credit”), with a credit limit of $3.5 million (the “Credit Limit”) which was available immediately upon the execution of the Credit Agreement. Subject to the terms of the Credit Agreement, the Credit Limit may be increased by the Lender upon request from the Company in an amount not to exceed $10 million.

The Line of Credit bears interest at the Canadian Imperial Bank of Commerce US Base-Interest Rate plus 3% per annum and has a maturity date of March 31, 2026 (the “Maturity Date”), unless terminated earlier by either party with 90 days’ notice.  The Company has the right at any time, and from time to time, to prepay all or any portion of each advance made to it under the Facility, without premium or penalty.

Advances under the Facility will be subject to compliance with all applicable laws, and tied to a borrowing base (the “Borrowing Base”) consisting of eligible grant reimbursement receivables from SIF (as defined below), future potential license fee receivables and any other accounts receivable. At no time shall the aggregate principal amount of all advances outstanding under the Facility exceed the lesser of (i) the Credit Limit and (ii) an amount equal to 85% of the Borrowing Base, as calculated in accordance with the Credit Agreement.

The principal amount of each advance outstanding under the Facility, together with accrued interest thereon, is repayable upon the Company receiving payments from the Government of Canada’s Strategic Innovation Fund (“SIF”) pursuant to a Contribution Agreement, dated October 12, 2023, between Edesa Biotech Research, Inc., the Company and his Majesty the King in right of Canada, as represented by the Ministry of Industry (such receipt of funds, a “SIF Payment”); provided, that the total amount of each advance to be repaid upon receipt of a SIF Payment does not exceed the amount of such SIF Payment. In the event that the total amount to be repaid upon receipt of a SIF Payment exceeds the amount of the SIF Payment actually received, the Company will be obligated to repay such excess amount upon the receipt of the following SIF Payment.

Additionally, the Company agreed to pay a monthly standby fee for the term of the Credit Agreement, calculated as of the last business day of each month, on the difference between the Credit Limit at such time and the principal amount of outstanding advances, based on an annual interest rate of 1.5%.

The Credit Agreement contains usual and customary reporting requirements, representations and warranties, and covenants, including providing annual and quarterly financial statements and ensuring that the payment obligations under the Credit Agreement rank at least equal in right of payment with all present and future unsecured and unsubordinated debtors of the Company.

For the term of the Credit Agreement, the Company agreed to obtain the prior written consent of the Lender to (i) sell, transfer, lease or otherwise dispose of any of the Company’s properties or assets, provided that the Company may do so in the ordinary course of business and on commercially reasonable, arm’s length terms, (ii) merge, divide or otherwise enter into any form of business combination with any person or entity, and (iii) enter into, grant or assume any lien, charge or encumbrance on any of its property, assets and undertaking.

Upon an Event of Default (as defined in the Credit Agreement), the Lender will be entitled to exercise all the rights and remedies available to it under applicable law and may, at its sole option, declare all amounts outstanding, interest and other amounts due, immediately due and payable.

The Audit Committee of the Board of Directors and the Board of Directors approved the Credit Agreement pursuant to the Company’s Audit Committee charter.

The foregoing description of the Credit Agreement is a summary and is qualified in its entirety by reference to the full text of the Credit Agreement, which is incorporated by reference herein. A copy of the Credit Agreement is included herein as Exhibit 10.1.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 with respect to the Credit Agreement is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Credit Agreement, effective as of October 20, 2023, by and between the Company and Pardeep Nijhawan Medicine Professional Corporation.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EDESA BIOTECH, INC.

Dated: October 23, 2023	By:	/s/ Stephen Lemieux
	Name:	Stephen Lemieux
	Title:	Chief Financial Officer